Exhibit 99.1

BIOMET ACQUIRED BY PRIVATE EQUITY CONSORTIUM

Company Ceases Trading on NASDAQ

BIOMET ACQUIRED BY PRIVATE EQUITY CONSORTIUM

Company Ceases Trading on NASDAQ

WARSAW, Ind., September 25, 2007—Biomet, Inc. (NASDAQ:BMET) announced today the completion of its merger with LVB Acquisition Merger Sub, Inc., a wholly-owned subsidiary of LVB Acquisition, Inc. LVB Acquisition, Inc. is indirectly owned by investment partnerships directly or indirectly advised or managed by The Blackstone Group L.P., Goldman Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Capital.

Pursuant to the merger, Biomet shareholders (other than LVB Acquisition Merger Sub, Inc. or LVB Acquisition, Inc.) will receive $46.00 in cash, without interest and less any required withholding taxes, for each outstanding Biomet common share.

Biomet common shares will cease trading on NASDAQ at market close on September 25, 2007, and will no longer be listed.

Shareholders of Biomet who are the holders of record of Biomet stock certificates will receive instructions and a letter of transmittal by mail from American Stock Transfer & Trust Company, the paying agent for the merger, concerning how and where to forward their certificates for payment. For shares held in “street name” by a broker, bank or other nominee, shareholders will not need to take any action to have shares converted into cash, as this will be done by the broker, bank or other nominee. Questions about the deposit of merger proceeds should be directed to the appropriate broker, bank or other nominee.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture, and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 70 countries.

About The Blackstone Group

The Blackstone Group is a leading global alternative asset manager and provider of financial advisory services. The Blackstone Group is one of the largest independent alternative asset managers in the world. Its alternative asset management businesses include the management of corporate private equity funds, real estate opportunity funds, funds of hedge funds, mezzanine funds, senior debt funds, proprietary hedge funds and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. For further information visit: http://www.blackstone.com.

About Goldman Sachs & Co.

Founded in 1869, Goldman Sachs is one of the oldest and largest investment banking firms. Goldman Sachs is also a global leader in private corporate equity and mezzanine investing. Established in 1991, the GS Capital Partners Funds are part of the firm’s Principal Investment Area in the Merchant Banking Division, which has formed 13 investment vehicles aggregating $56 billion of capital to date.

About Kohlberg Kravis Roberts & Co.

Established in 1976, KKR is a leading global alternative asset manager. The core of the Firm’s franchise is sponsoring and managing funds that make private equity investments in North America, Europe, and Asia. Throughout its history, KKR has brought a long-term investment approach to portfolio companies, focusing on working in partnership with management teams and investing for future competitiveness and growth. Additional funds that KKR sponsors include KKR Private Equity Investors, L.P. (Euronext Amsterdam: KPE), a permanent capital fund that invests in KKR-identified investments; and two credit strategy funds, KKR Financial (NYSE: KFN) and the KKR Strategic Capital Funds, which make investments in debt transactions. KKR has offices in New York, Menlo Park, San Francisco, London, Paris, Hong Kong, and Tokyo.

 About TPG

TPG is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management. With offices in San Francisco, London, Hong Kong, New York, Minneapolis, Fort Worth, Melbourne, Menlo Park, Moscow, Mumbai, Shanghai, Singapore and Tokyo, TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG’s investments span a variety of industries including healthcare, retail/consumer, airlines, media and communications, industrials, technology and financial services. Please visit www.tpg.com.

Contacts:

For Biomet:

Daniel P. Florin, Senior Vice President, Biomet and

Chief Financial Officer, 574-372-1687

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or

Greg W. Sasso, Senior Vice President, Biomet and

President SBU Operations, 574-372-1528

or

Barbara Goslee, Director, Corporate Communications,

574-372-1514

OR

For Sponsor Group:

Owen Blicksilver, 516-742-5950

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